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                                                                     EXHIBIT 3.1

                       Translation of Intershop Satzung

In English:

1. The Company is called Intershop Communications AG. The Company has its headquarters in Hamburg. The Company's financial year is the calendar year.

2. Purpose. The purpose of the Company is the development of products in the computer area and the acquisition, the administration and the sale of participation in other companies with a same or similar purpose.

3.   Capital Stock

     (1) The capital stock of the society amounts to DM 30,104,285 and is divided in 6.02.857 piece shares.

     (2) The capital stock of the society over up to DM 3,000,000, divided in up to 600.000 piece shares which are expressed in the owner conditionally increased (conditioned capital I). the conditioned capital increase serves the first grant of rights to exchange at entitled ones of optionsscheinen, whose output was decided by the general meetingin June1998. The conditioned capital increase is only to that extent final, when the entitled ones of the optionsscheine of their optional right make use. The shares coming out from the exercised optional right participate from beginning of the financial year on, in which they result from practice of the optional right, in the gain.

     (3) The capital stock of the society is conditionally increased over up to DM 2,000,000, divided in up to 400.000 piece shares which are expressed in the owner (conditioned capital II). The conditioned capital increase serves the grant of a transformation right for all the society in particular admitted owners of option rights INTERSHOP of the Communications acquired by the society, Inc. in the relation of 5 (five) option rights to the acquisition of in each case 1 share of the INTERSHOP Communications, Inc. in 1 optional right to the acquisition of in each case 1 share of the society and in the following from rights to exchange to the entitled ones of these optionsscheine developed from the transformation, whose output was decided by the general meeting on June 1998. The conditioned capital increase is only to that extent final, when the entitled ones of their optional right make use. The shares coming out from the exercised optional right assume from beginning of the financial year, in which they result from practice of the optional right, at the Ge

     (4) The capital stock of the society is conditionally increased over up to DM 5,386,000, divided in up to 1.077.200 piece shares which are expressed in the owner (conditioned capital III). The conditioned capital increase serves itself the grant of a transformation right for Mr. Stephan shame brook and Mr. J. Burgess

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     Jamieson, in the context on June 1998 of the general meeting of approved delaying acquisition of their 5,386,000 shares to the INTERSHOP Communications, Inc. by the society for bringing in their shares Mr. Stephan Shambrook regarding 4.410.000 and Mr. J. Burgess of the Jamieson regarding 976.000 shares, in the relation of in each case 5 (five) shares 1 share of the INTERSHOP Communications, Inc. in each case 1 share of the society. The conditioned capital increase is only to that extent final, when the entitled ones of their transformation obligation make use. The shares coming out from the executed transformation assume them from beginning of the financial year, in that in the context of the execution of the wall

     (5) The executive committee is vom_______ermaechtigt for the period from five years to entry of the authorization resolution of the general meeting, the capital stock with agreement of the supervisory board uniquely or repeatedly over up to altogether DM 3.000.000. by output up to 600.000 more again to increase to the owner reading piece shares. Furthermore the executive committee is authorized to exclude the subscription right of the shareholders with agreement of the supervisory board if the new shares to an amount of output is output, which falls below the stock exchange price not substantially. If the executive committee of the aforementioned authorization does not make use the subscription right, the subscription right of the shareholders can be excluded only for amounts of point (authorized capital I).

     (6) The executive committee is vom_____ermaechtigt for the period from five years to entry of the authorization resolution of the general meeting, the capital stock with agreement of the supervisory board uniquely or repeatedly over up to altogether DM 1,500,000 by output up to 300.000 more again to increase to the owner reading pieceshares against cash and/or sacheinlage. The new shares are to be used, around enterprises or enterprise participation to acquire as well as for the purpose of the transformation. Furthermore the executive committee is authorized to exclude with agreement of the supervisory board the subscription right of the shareholders of the supervisory board to the purpose of the acquisition of enterprises or of participation in enterprises as well as to the purpose of the transformation (authorized capital II).

Section 5: Shares

  1. The shares are expressed in the owner.

  2. The shares are piece shares.

  3. If the increase resolution does not meet regulation over it in the case of the capital increase whether the new shares are to be expressed the owner or in the name, then they are expressed likewise in the owner.
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     4.   In a capital increase resolution the share in the profits
     authorization of new shares can be determined deviating from (S) 60 exp. 2 record 3 AktG.

     5. The form of the share certificates as well as the share in the profits and talons determines the executive committee with agreement of the supervisory board. Over several shares uniform documents can be executed. The single documentation of shares is impossible.

Section 6: Composition and Management

     1. The executive committee of the society consists of one or more persons. The number of the members of the executive committee determines the supervisory board. The supervisory board can appoint a chairman of the executive committee as well as a deputy chairman of the executive committee. Even if the capital stock is more than DM 3 million, the supervisory board can determine that the executive committee consists only of a person. Also deputy members of the board can be ordered; these have the same rights regarding the agency of the society outward as the tidy members of the executive committee.

     2. The members of the executive committee are ordered by the supervisory board for at the most 5 (five) years.

     3. The executive committee has the business of the society in accordance with condition of the laws to lead the statute and the agenda. In particular the executive committee has to consider the principles of the distribution of business plan of the society.

     4. The executive committee can cause the decision of the general meeting in all questions of the management. In the case (S) as well as with serious interventions into rights of the shareholders he is for this committed to 111 exp. 4 record 3 AktG.

Section 7: Agenda and Adoption of Resolutions

     1. The resolutions of the executive committee are made with simple majority. With equality of votes a request applies as rejected.

     2. The executive committee can give itself an agenda, if the supervisory board does not issue an agenda for the executive committee. The agenda requires a unique resolution of the members of the board and the agreement of the supervisory board.

     3. The supervisory board can determine in the agenda or decide in individual cases that certain business of the executive committee in the interior relation requires the agreement of the supervisory board.
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Section 8: Agency

     1. Only if one member of the board is ordered, this represents the society individually. If several members of the board are ordered, then the society is represented by two members of the board together or by a member of the board in community with an attorney. The supervisory board can give single right of representation to one or more members of the board.

     2. The supervisory board can one or more members of the executive committee by resolution generally or for the individual case the power give, the society with of legal transactions as representatives third to represent without reservation.


Section 9: Composition and Term of Office

     1. The supervisory board consists of six members. Members of the supervisory can be also members of the shareholders or representative or the like von Aktio-naeren. Over it outside the supervisory board has the right to tighten third in the context (S) 109 AktG to sessions of the supervisory board.

     2. As far as the general meeting does not decide a shorter period with the selection for particulars of the members who can be selected from it or for the total supervisory board, the supervisory board members up to the termination of the statutory general meeting are ordered, which decides over the discharge for the fourth financial year after the beginning of the term of office. The year, in which the term of office begins, is not taken into account.

     3. For supervisory board members of the shareholders substitutes can be selected, that step in an order determined with the selection to the place of prematurely separating supervisory board members of the shareholders.

     4. If a substitute steps to the place of the separated member, then its office with end of the general meeting, in which a by-election takes place after exp. 5, goes out at the latest however at the end of the term of office of the separated supervisory boardmember.

     5. Modification elections take place for the remaining term of office of the separated member

     6. Each member and the substitutes of the supervisory board can lay down their office at any time by one at the chairmen of the supervisory board or to the
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     executive committee written assertion which can be arranged with period of one month to the end of the month.

     7. The members of the supervisory board are entitled to in writing authorize in the case of its prevention third in the context of (S) 109 exp. 3 AktG with the perception of their functions. Such an authorization is to be displayed to the chairman of the supervisory board in each case before the session concerned of the supervisory board.

Section 10: Declarations of Intention of the Supervisory Board

     1. Declarations of intention of the supervisory board and its committees are delivered on behalf of the supervisory board by the chairman or, in the case of its prevention, by its deputies.

     2. Permanent Representative of the supervisory board opposite third, in particular in relation to courts and authorities, as well as opposite the executive committee is a chairman or, in the case of its prevention, its deputies.

Section 11: Chairman and Deputy

     1. Following the general meeting, in which the supervisory board members who can be selected from the shareholders were again selected, a supervisory board session takes place, to which it does not require a written invitation. In this session the supervisory board from its center selects a chairman and a deputy for the duration of its term of office.

     2. then the supervisory board has to make sheaths the chairman or its deputy prematurely from the office immediately a new election for the remaining term of office of the separating.

Section 12: Summoning and Adoption of Resolutions

     1. The supervisory board can give itself its own agenda. To the summoning, quorum and adoption of resolutions the following regulations apply; in the agenda for this completing regulations can be met.

     2. The sessions of the supervisory board will call up in writing by the chairman of the supervisory board with one period of two weeks. With the calculation of the period the day of the sending off of the invitation and the day of the session are not taken into account. In urgent cases the chairman can abbreviate the period and call up the session verbally, by telephone, by email or by remote copy.

     3. An adoption of resolutions by written, also in the way of telecommunications (email, taking place on arrangement of the supervisory board chairman, fax) or
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     telephonic casting of votes is admissible, if within one of the chairman determined no member this procedure appropriate period contradicts. By telephon calm Beschl

     4. The sessions of the supervisory board are led by the supervisory board chairman, in the case of its prevention by its deputy. In the sessions of the supervisory board the executive committee with advisory voice can participate.

     5. The supervisory board is resolutionable, if to a supervisory board session in accordance with exp. 2 and the majority of the members of the supervisory board were loaded in the session to participate at least.

     6. The resolutions require the majority of the delivered voices, as far as law or statute does not prescribe something else mandatory. With equality of votes the voice of the chairman gives or if the chairman does not participate in the adoption of resolutions, the voice of the deputy the excursion. In the case the aforementioned regulations apply to a tuning in accordance with exp. 3 accordingly.

     7. Over the sessions of the supervisory board a minute is to be made, which is to be signed from the session chairman. The minute over in writing, by telephone or by email gefass


Section 13: Remuneration of the Supervisory Board

     1. Each member of the supervisory board receives a fixed remuneration at a value of DM 10.000, payable at flow of the financial year, apart from substitution of its displays. The chairman receives the double, its deputy the one and a half times of the amount which can be determined for the remaining supervisory board members.

     2. Additionally value added tax in respective legal height, proven replacing the calculation, by a supervisory board member in calculation the placed is refunded or in a credit note.

Section 14: Obligation to Secrecy

     1. Over confidential specification and secrets of the society, in particular operation or professional secrets, which admits to them by their activity became, the supervisory board members have to retain silence. With sessions of the supervisory board present persons, who are not supervisory board members, are to be obligated to the discretion expressly.

     2. If a supervisory board member intends to pass information on third then it has this the supervisory board and the executive committee before under publication of
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     the persons to indicate to whom the information take place is. Opportunity is to be given to the supervisory board and the executive committee to the statement before passing on of the information whether the passing on of the information is compatible with exp. 1. The statement is delivered by the chairman of the supervisory board and the chairman of the board.

     3. To the obligation to secrecy regulated in the managing paragraphs are the supervisory board members

Section 15: Summoning

     1. The general meeting is called up by the executive committee or in the legally prescribed cases by the supervisory board. The general meeting takes place at the seat of the society, at a place in the periphery of 50 km around the seat of the society or in a city with seat of a German stock exchange in the Federal Republic of Germany; if difficulties should meet the holding of the general meeting at these places, then them can be called up by the executive committee or by the supervisory board at another place; the general meeting place is to be indicated in the invitation.

     2. The summoning takes place via unique proclamation in the federal legal gazette with the legally necessary specification in such a manner that between the day one period of one month for the publication and the last deposit day, both days not taken into account, must be appropriate.

Section 16: Right to the Participation in the General Meeting

     1. To the participation in the general meeting those shareholders are entitled, who deposit at the society or otherwise in the summoning to defining places or with a Wertpapiersammelbank or with a notary of their shares during the usual hours of business and up to the termination of the general meeting there left. The deposit has to take place so timely that between the day of the deposit and the day of the general meeting four working-days (Saturdays not taken into account) remain free. The deposit took place also correctly if shares with agreement of a public trust office are regarded closed as it with other banks up to the termination of the general meeting. In the case of the deposit of shares with a notary the certificate of the notary is to be submitted over the deposit in original or in certified copy at the latest one day, taken place, at flow of the deposit term at the society.

     2. One piece share each grants a voice. Non-voting preference stocks do not grant right to vote subject to mandatory laws.

     3. In the general meeting a shareholder knows a supervisory board member only by another shareholder, or by a member from one, obligated legally to the discretion, on the right or economicadvisory occupation, and so far the shareholder a natural person is not, also by a leading employee of the shareholder to be represented. The
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     authority requires writing. The fax form is sufficient. Each shareholder is entitled, for general meeting one to the professional confidentiality obligated advisors to tighten.


Section 17: Meeting Line

     1. To the presidency in the general meeting the chairman of the supervisory board is destined. The meeting line is incumbent on this. In the case of its prevention it determines another supervisory board member, that assumes this function. If the chairman is prevented and if it did not intend anybody for its representative, then the general meeting leads a supervisory board member selected by the shareholder representatives in the supervisory board.

     2. The versammlungsleiter can determine an order of the negotiation articles deviating from the announcement in the agenda. Furthermore it determines the type and form of the tuning.

Section 18: Adoption of Resolutions and Elections

     1. The general meeting is resolutionable, if more than half of the capital stock is represented. If the general meeting is not resolutionable according to the existing regulations, it is again to be called up under adherence to of the existing forms and periods. The general meeting called up due to the renewed charge is resolutionable in each case. On that is to be referred to during the second summoning.

     2. The resolutions of the general meeting are made, as far as mandatory laws do not determine somewhat deviating, with simple majority of the delivered voices. As far as the law prescribes additionally for adoption of resolutions a majority of the capital represented during the adoption of resolutions, as far as this is legally admissible, the simple majority of the represented capital is sufficient. In particular for the adoption of resolutions over a conditioned increase of the capital stock is deviating from (S) 182 exp.1 P. 1 AktG the simple majority during the adoption of resolutions

     3. In the case, excluded with elections, a request applies to the equality of votes as rejected.

     4. If with elections in the first ballot the simple majority of votes is not achieved, a ballot between the persons takes place, who received the highest numbers of votes. With same number of votes in the second ballot the lot decides.

Section 19: Minute of the General Meeting

     1. Over the negotiations in the general meeting a notarial minute is taken up and signed by the notary and the chairman.
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     2.   The minute, to which a directory of the published or represented shareholders which can be signed from the chairman of the general meeting and the representative of shareholders to be attached is, has full conclusive force for the shareholders both among themselves and in relationship on its agency.

     3.   An attaching of the authority to the minute is not necessary.

Section 20: Statutory General Meeting

     1. The statutory general meeting takes place within the first 8 months of each financial year.

     2. She decides in particular over the discharge of the executive committee and the supervisory board, over the order of the members of the supervisory board, over the use of the balance profit and in the law the cases designated over the statement of the end-of-year procedure.

Section 21: Statutory General Meeting

     1. The statutory general meeting takes place within the first 8 months of each financial year.

     2. She decides in particular over the discharge of the executive committee and the supervisory board, over the order of the members of the supervisory board, over the use of the balance profit and in the law the cases designated over the statement of the end-of-year procedure.


Section 22: Use of the Balance Profit

     1. The balance profit, which results from the end-of-year procedure after Vornahme of the writings-off, adjustments of value, resetting and reserves, is distributed on the shareholders, as far as the general meeting does not decide other one use.

     2. If the general meeting tightens the end-of-year procedure, can be adjusted up to the half of the yearly surplus into the unappropriated earned surplus.

     3. If executive committee and supervisory board tighten the end-of-year procedure, then a larger or smaller part than half of the yearly surplus can be stopped into the unappropriated earned surplus.
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Section 23: Performance Traffic with Shareholders

     1. It is forbidden to the organs of the society to turn to a shareholder or a one it intimate person inadequate advantages of any type as agreed upon or by one-sided actions or to tacitly permit the grant such advantages. In all legal transactions, processes and measures between the society on the one hand and the shareholders or individual shareholders or them intimate persons on the other hand performance traffic has to take place after the fiscal principles by means of the suitability from performance and return.

     2. In the case of the offence a requirement on restitution of the advantage or its related to value back-up already develops after selection of the society for the society at the time of the advantage grant opposite the beneficiary. As favouring that, to which the advantage is to be added according to tax law, is considered without consideration for whether these in the long run third to property come dissolution the resolution over the dissolution of the society requires 24 a majority of the voices delivered by four fifth and a majority of the capital stock represented by three quarters (S) 25 secrecy over confidential specification and secrets of the society in particular operation and professional secrets, which admits to the shareholders by their activity became, has it silence to retain (S) 26 writing, access so far after this statute one period with the access of a document to run begins, applies the document as at the 3. Days after its function to the post office as happened.

Section 27: Establishment Expenditure

     The society carries the establishment expenditure. The establishment expenditure amounts to approx. DM 8.000.

Section 28: Salvatori clause

     If individual regulations of the present Treaty should be ineffective or the present Treaty contains gaps, thereby the effectiveness of the remaining regulations is not touched. In place of an ineffective regulation that effective regulation is to be agreed upon, which corresponds to the sense and purpose of an ineffective regulation. In the case by gaps that regulation is to be agreed upon, which corresponds, what after sense and purpose of the present Treaty would have been agreed upon, would have one the affair from the beginning considered.